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                                                                   Exhibit 15(a)



            DISTRIBUTION PLAN OF NATIONWIDE INVESTING FOUNDATION III
                           (Effective ________, 1998)

         Section 1. This Distribution Plan (the "Plan") constitutes the distribution plan for the Class A and Class B shares of Nationwide Mid Cap Growth Fund, Nationwide Growth Fund, Nationwide Fund, Nationwide Bond Fund, Nationwide Tax-Free Income Fund, Nationwide Intermediate U.S. Government Bond Fund, Nationwide Long-Term U.S. Government Bond Fund, Prestige Large Cap Value Fund, Prestige Large Cap Growth Fund, Prestige Small Cap Fund, Prestige Balanced Fund and Prestige International Fund (the "Retail Funds"), for the Local Fund Shares of Nationwide S&P 500 Index Fund, and for the Institutional Service Class ("Class ISC"), the Institutional Class ("Class IC") and the Investor Class ("Class IVC") shares of Morley Capital Accumulation Fund (collectively, the "Funds"), each a series of Nationwide Investing Foundation III (the "Trust"), and is adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act").

         Section 2. Subject to the limitations on the payment of asset-based sales charges set forth in Section 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD"), the Funds shall pay amounts not exceeding on an annual basis a maximum amount of:

(a) 25 basis points (.25%) of the average daily net assets of the Class ISC and Class IVC Shares of the Morley Capital Accumulation Fund and of the Class A Shares of the Retail Funds, all of which will be a "service fee"(as described below); and

(b) 100 basis points (1.00%) of the average daily net assets of the Class B Shares of the Nationwide Mid Cap Growth Fund, Nationwide Growth Fund, Nationwide Fund, Prestige Large Cap Value Fund, Prestige Large Cap Growth Fund, Prestige Small Cap Fund, Prestige Balanced Fund and Prestige International Fund, 75 basis points (.75%) of which will be a "distribution fee" (as described below) and 25 basis points (.25%) of which will be a service fee; and

(c) 85 basis points (.85%) of the average daily net assets of the Class B Shares of the Nationwide Bond Fund, Nationwide Tax-Free Income Fund, Nationwide Intermediate U.S. Government Bond Fund and Nationwide Long-Term U.S. Government Bond Fund, 75 basis points (.75%) of which will be a distribution fee and 10 basis points (.10%) of which will be considered a service fee; and

(d) 7 basis points (.07%) of the average daily net assets of the Local Fund Shares of the Nationwide S&P 500 Index Fund; and

(E) 5 basis points (.05%) of the average daily net assets of the Class IC Shares of the Morley Capital Accumulation Fund, all of which will be a service fee.

These fees will be paid to Nationwide Advisory Services, Inc.for activities or expenses primarily intended to result in the sale or servicing of such Class A, Class B and Local Fund Shares of the

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Funds or to Portland Investment Services, Inc. for activities or expenses primarily intended to result in the sale or servicing of such Class ISC, Class IC and Class IVC Shares of the Morley Capital Accumulation Fund. Nationwide Advisory Services, Inc. and Portland Investment Services, Inc. are each an "Underwriter." As described above, the following types of fees may be paid pursuant to the Plan:

(a) a distribution fee for: (i) (a) efforts of an Underwriter expended in respect of or in furtherance of sales of Class B Shares, and (b) to enable an Underwriter to make payments to other broker/dealers and other eligible institutions (each a "Broker/Dealer") for distribution assistance pursuant to an agreement with the Broker/Dealer; and (ii) reimbursement of expenses (a) incurred by an Underwriter, and (b) incurred by a Broker/Dealer pursuant to an agreement in connection with distribution assistance including, but not limited to, the reimbursement of expenses relating to printing and distributing advertising and sales literature and reports to shareholders for use in connection with the sales of Class B Shares, processing purchase, exchange and redemption requests from customers and placing orders with an Underwriter or the Funds' transfer agent, and personnel and communication equipment used in servicing shareholder accounts and prospective shareholder inquiries; and

(b) a service fee, if applicable and not otherwise covered under an administrative services plan and/or agreement, for: (i) (a) efforts of an Underwriter expended in servicing shareholders and (b) to enable an Underwriter to make payments to a Broker/Dealer for shareholder services pursuant to an agreement with the Broker/Dealer; and (ii) reimbursement of expenses (a) incurred by an Underwriter, and (b) incurred by a Broker/Dealer pursuant to an agreement in connection with shareholder service including, but not limited to personal, continuing services to investors. For purposes of the Plan, a Broker/Dealer may include any of an Underwriter's affiliates or subsidiaries. A service fee will be considered as such pursuant to Section 2830(b)(9) of the Conduct Rules of the NASD.

         Section 3. This Plan shall not take effect until it has been approved by a vote of at least a majority (as defined in the 1940 Act) of the outstanding voting securities of each of the Funds, if adopted after any public offering of such shares, and by the vote of the Board of Trustees of the Trust, as described in Section 4 of the Plan.

         Section 4. This Plan shall not take effect with respect to a class of a Fund until it has been approved, together with any related agreements, by votes of the majority of both (a) the Board of Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" (as defined in the 1940
Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to this Plan (the "Rule 12b-1 Trustees"), cast in person at a meeting called for the purpose of voting on this Plan or such agreements.

         Section 5. Unless sooner terminated pursuant to Section 7 or 8, this Plan shall continue in effect with respect to the class of a Fund for a period of one year from the date it takes effect with respect to such class and thereafter shall continue in effect so long as such continuance is specifically

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approved at least annually in the manner provided for approval of this Plan in
Section 4.

         Section 6. Any person authorized to direct the disposition of monies paid or payable by a Fund pursuant to this Plan or any related agreement shall provide to the Trustee's Board and the Board shall review at least quarterly a written report of the amounts so expended and the purposes for which such expenditures were made.

         Section 7. This Plan may be terminated as to a class of a Fund at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding affected class of such Fund.

         Section 8. Any agreement with any person relating to the implementation of this Plan shall be in writing, and shall provide:

         A. That such agreement may be terminated at any time with respect to a Class, without payment of any penalty, by vote of a majority of the Rule 12b-1 Trustees or by a vote of a majority of the outstanding Class Shares of the Fund on not more than 60 days written notice to any other party to the agreement; and

         B. That such agreement shall terminate automatically in the event of its assignment.

         Section 9. This Plan may not be amended to increase materially the amount of distribution expenses of a Fund provided for in Section 2 hereof, unless such amendment is approved in the manner provided in Section 3 hereof. No material amendment to this Plan shall be made unless approved in the manner provided for approval of this Plan in Section 4 hereof.

         Section 10. The provisions of the Plan are severable for each class of shares of the Funds and any action required hereunder must be taken separately for each class covered hereby.




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